Exhibit 99.1

Press Release

Source: Senetek PLC

Senetek PLC Reports Third Quarter Results

and Recent Developments

NAPA, Calif., Nov. 15, 2005 /PRNewswire-FirstCall/ — Senetek PLC (OTC Bulletin Board: SNTKY), http://www.senetekplc.com/, announced today its third quarter financial and operational results including an update on the Company’s progress on new product developments and cost savings.

Recent Key Developments

•	Successfully completed clinical trials for Zeatin, licensed to Valeant Pharmaceuticals in an August 2005 amendment, which provides for $37 million in minimum royalties over the next five years subject to a credit to Valeant of $250,000 per quarter.

•	Successfully screened three new compounds at the Company’s Research facilities in Aarhus, preparing them for advanced safety and clinical testing.

•	Initiated pre-clinical studies on the Company’s new compound, PRK124.

•	Closed the Company’s UK office with anticipated annual savings of $250,000 going forward.

•	Terminated the lease for the Company’s existing US headquarters with planned relocation to new premises in December 2005, generating anticipated annual savings in excess of $300,000.

Results

Revenues increased for the quarter ended September 30, 2005 by 7.9% to $1,644,000, compared to $1,523,000 reported for the third quarter of 2004. The third quarter 2005 total excludes $45,000 of Note amortization paid by USITC after the September 30 due date, which will be recognized in the fourth quarter. Increased royalty revenues from Valeant Pharmaceuticals and Signet were partially offset by reduced royalty revenue from The Body Shop and Revlon.

Frank J. Massino, Senetek’s Chief Executive Officer, commenting on the Company’s financial performance, said, “Our royalties from skincare licensing increased $215,000 or 19.6% for the third quarter of 2005 over third quarter 2004. This growth in skincare along with our amended license agreement with Valeant continues to provide a solid foundation from which we can build revenue and liquidity, affording us the opportunity to accelerate development of new skincare compounds in our extensive technology portfolio. We are taking further steps to reduce our operating expenses by reducing overhead - including relocation from our existing 31,000 square feet facility in Napa to approximately 3,000 square feet, resulting in annual savings of over $300,000. In addition, the closure of our UK office will generate annual savings of approximately $250,000. We will incur some additional one time cash and non-cash charges in the fourth quarter of 2005 in connection with the relocation of our Napa office.

Research and development expenditures for the third quarter ending September 2005 increased 23.7% over the quarter ending September 2004, reflecting accelerated development of the Company’s products for skincare. Frank Massino commented, “the increase in R&D was a strategic decision congruent with our goal of introducing one additional new product per year. By further reducing our overall operating expenses, we can allocate additional capital towards this objective without significantly impacting the bottom line”.

The reported results for the quarter ended September 30, 2005 include a loss of ($266,000) or $(0.00) per fully diluted share, compared to a loss for the quarter ended September 30, 2004 of ($52,000) or $(0.00) per fully diluted share. The net loss for the current quarter reflects one time, non-recurring charges in the amount of approximately $260,000. The comparable quarter a year ago included non-recurring income in the form of a settlement in the amount of $235,000.

Net loss for the nine months ended September 30, 2005 totaled $(938,000) or $(0.02) per fully diluted share compared to net income of $268,000 or $0.00 per fully diluted share for the comparable period in 2004. The nine months ended September 30, 2004 included income and expenses related to two non-recurring litigation settlements. During the nine months ended September 30, 2004, the Company received a $1.5 million payment from OMP as settlement of litigation with approximately $700,000 in legal expenses being recorded. In addition the Company received a payment of $235,000 as settlement of its litigation with a supplier of an active ingredient used in the Company’s erectile dysfunction product, Invicorp®.

Revenues for the nine months ended September 30, 2005 totaled $4,361,000 compared to $6,210,000 for the first nine months of 2004. The decrease in revenues was primarily the result of a one time payment of $1.5 million received as part of the March 2004 OMP legal settlement.

Operating expenses for the quarter and nine months ended September 30, 2005 totaled $1,375,000 and $4,091,000 compared to $1,459,000 and $4,924,000 for the same periods ending September 30, 2004, decreases of 5.8% and 16.9%, respectively. During the quarter ended September 30, 2005, the Company incurred one time, non-recurring charges of approximately $260,000 associated with the closure of its UK office, electronic copying of the Company’s Invicorp® product clinical studies and regulatory filings, one time blanket trademark registrations associated with the sale of the Mill Creek product line and reserves against Kinetin Plus raw material inventories in connection with the August 2005 amendment with Valeant Pharmaceuticals. The decrease in operating expenses for the nine months ended September 30, 2005 compared for the same period a year ago resulted primarily from non-recurring legal expenses of approximately $700,000 in 2004 relating to our OMP litigation settlement.

Senetek expects its cash flow to improve further in 2006 as a result of the recently signed amendment to the Valeant license agreement under which the Company will receive not less than annual royalty payments of $6 million in contract year 2006, $7 million in contract year 2007, and $8 million in contract years 2008 through 2010, subject to a credit to Valeant of $250,000 per quarter in consideration for previous payments, as well as annual savings of approximately $550,000 resulting from closure of the UK office and relocation of the Napa office.

Management will update shareholders at the Annual General Meeting (AGM) on December 22, 2005 at which time it will address the Company’s goal’s for 2006 and beyond.

Senetek is a life sciences-driven product development and licensing company focused on the high growth market for dermatological and skin care products primarily addressing photodamage and age-related skin conditions. Senetek’s patented compound Kinetin is a naturally occurring cytokinin that has proven effective in improving the appearance of aging skin with virtually none of the side effects associated with acid-based active ingredients. Senetek has licensed Kinetin to leading global and regional dermatological and skin care marketers including Valeant Pharmaceuticals, The Body Shop and Revlon. Senetek’s researchers at the University of Aarhus, Denmark, also are collaborating with the Institute of Experimental Botany, Prague, and with the Department of Dermatology, University of California at Irvine, to identify and evaluate additional new biologically active compounds for this high growth field.

Visit Senetek PLC’s Web site at http://www.senetekplc.com.

Senetek PLC Investor Relations Contact:

1-707-226-3900 ext. 102

E-Mail: Pknopick@eandecommunications.com

Safe Harbor Statement:

This news release contains statements that may be considered ‘forward-looking statements’ within the meaning of the Private Securities Litigation Reform Act, including those indicating the financial outlook for fiscal 2005 and those that might imply commercial potential and successful evaluation and development of new compounds. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those that might be suggested by such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the year 2004. However, the Company necessarily can give no assurance that it has identified or will identify all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.